Exhibit 10.15

Execution Version

SECURITIES PURCHASE AGREEMENT

among

K-SEA TRANSPORTATION PARTNERS L.P.,

K-SEA GENERAL PARTNER L.P.

and

KA FIRST RESERVE, LLC

dated as of September 1, 2010

i

TABLE OF CONTENTS
(continued)

Schedule 1.01(a)	Knowledge
Schedule 1.01(b)	K-Sea Subsidiaries
Schedule 3.09	No Default
Schedule 3.10(a)	Unaudited Financial Statements
Schedule 3.12(a)	Title to Real Property

ii

TABLE OF CONTENTS
(continued)

Page

Schedule 3.14	Litigation
Schedule 3.15	Employment Related Matters
Schedule 3.16	Tax Returns
Schedule 3.17	Employment Benefit Plans
Schedule 3.18	Environmental Compliance
Schedule 3.19(a)	Compliance with Laws
Schedule 3.19(b)	Permits
Schedule 3.22	MLP Status
Schedule 3.25	Material Agreements

Exhibit A         Form of K-Sea Partnership Agreement

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of September 1, 2010 (this “Agreement”), is entered into by and between K-SEA TRANSPORTATION PARTNERS L.P., a Delaware limited partnership (“K-Sea”), K-SEA GENERAL PARTNER L.P., a Delaware limited partnership and the general partner of K-Sea (the “General Partner”) and KA FIRST RESERVE, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, K-Sea desires to sell to the Purchaser, and the Purchaser desires to purchase from K-Sea, 18,416,206 Series A Preferred Units (as defined below) in two transactions in accordance with the provisions of this Agreement;

WHEREAS, the net proceeds received by K-Sea in respect of the sale of Series A Preferred Units pursuant to this Agreement shall be used to repay certain indebtedness of K-Sea and its Affiliates pursuant to the Debt Agreements (as defined below);

WHEREAS, the Purchaser (or its designated Affiliate), K-Sea, the General Partner, GP LLC and certain other holders of interests in GP LLC desire to enter into the Director Designation Agreement to provide the Purchaser with certain rights and obligations with respect to the management of K-Sea; and

WHEREAS, K-Sea has agreed to provide the Purchaser with certain registration rights with respect to the Conversion Units (as defined below) underlying the Series A Preferred Units acquired pursuant to this Agreement (including Conversion Units underlying any Series A Preferred Units issued to the Purchaser as payment in-kind distributions pursuant to the terms of the Series A Preferred Units).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions.

As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include (i) any portfolio company in which the Purchaser or any of its investment fund Affiliates have made a debt or equity investment, or (ii) any fund or other investment entity in which such Person serves as an investment manager or advisor.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Director Designation Agreement and the K-Sea Partnership Agreement.

“Board” means the Board of Directors of GP LLC.

“Business” means the business of the K-Sea Entities, as conducted as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Closings” means the First Transaction Closing and the Second Transaction Closing; provided that, if the Second Transaction Closing has not occurred on or prior to the Second Transaction Outside Date, then “Closings” shall mean the First Transaction Closing only; provided further, that (i) after the delivery of a Second Transaction Termination Notice, then “Closings” shall mean the First Transaction Closing only and (ii) in the event that the closing of the purchase of the Second Transaction Purchased Units occurs after the Second Transaction Outside Date, then “Closings” shall mean the First Transaction Closing and the Second Transaction Closing.

“Closing Dates” means the First Transaction Closing Date and the Second Transaction Closing Date; provided that, if the Second Transaction Closing has not occurred on or prior to the Second Transaction Outside Date, then “Closing Dates” shall mean the First Transaction Closing Date only; provided further, that (i) after the delivery of a Second Transaction Termination Notice, then “Closing Dates” shall mean the First Transaction Closing Date only and (ii) in the event that the closing of the purchase of the Second Transaction Purchased Units occurs after the Second Transaction Outside Date, then “Closing Dates” shall mean the First Transaction Closing Date and the Second Transaction Closing Date.

“Code” shall have the meaning specified in Section 3.16(c).

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in K-Sea.

“Competitor” means any Person that directly, or indirectly through (i) the ownership of 35% or more of any Person and (ii)(A) the right to designate a majority of the board of directors (or similar governing body) of such Person (or with respect to a limited partnership, its general partner) or (B) the power to direct or control the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, engages in the marine transportation of petroleum products or otherwise provides similar services or engages in a similar business as K-Sea at any time during the twelve (12) months preceding a proposed Transfer of Series A Preferred Units or Conversion Units.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 26, 2010, by and between K-Sea, GP LLC and Kayne Anderson Capital Advisors, L.P.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Continuing Director” means an individual whose election or nomination to the Board of Directors of GP LLC was approved by individuals who were members of the Board of Directors of GP LLC as of the date that is 12 months prior to the First Transaction Closing, constituting at the time of such election or nomination at least a majority of the Board of Directors of GP LLC, or (ii) whose election or nomination to the Board of Directors of GP LLC was approved by individuals who were members of the Board of Directors of GP LLC as of the date that is 12 months prior to the First Transaction Closing or individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors of GP LLC.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

“Debt Agreements” means (i) the Amended and Restated Loan and Security Agreement, dated as of August 14, 2007, as amended as of August 31, 2010, among the Operating Partnership, as borrower, Bank of America, N.A. (successor to LaSalle Bank, National Association) and Citibank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and HSBC Bank USA National Association, as co-documentation agents, and KeyBank National Association as administrative agents and collateral trustee, and the lenders party thereto and (ii) the Secured Term Loan Credit Facility, dated June 4, 2008, as amended as of August 31, 2010, among the Operating Partnership, as borrower, DnB NOR Bank ASA, as mandated lead arranger, bookrunner, administrative agent and security trustee, and the parties thereto.

“Delaware LP Act” shall have the meaning specified in Section 3.02.

“Designated Directors” means the individuals listed in Section 2(b)(i) of the Director Designation Agreement.

“Director Designation Agreement” means the Director Designation Agreement to be entered into at the First Transaction Closing, between K-Sea, the General Partner, GP LLC, the Purchaser and the other parties thereto.

“Environmental Law” means any Law relating to the protection of human health or safety (to the extent such health or safety relate to exposure to Hazardous Materials), the environment or natural resources (including Laws relating to the generation, manufacture, processing, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the environment, and any exposure to Hazardous Materials), including the federal Clean Water Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Oil Pollution Act, and any similar state Laws.

“Environmental Permits” means all Permits required under any Environmental Law for the operation of the business of the K-Sea Entities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning specified in Section 3.17(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“First Transaction Closing” shall have the meaning specified in Section 2.02(a).

“First Transaction Closing Date” shall have the meaning specified in Section 2.02(a).

“First Transaction Purchase Price” means $5.43 per Series A Preferred Unit acquired at the First Transaction Closing.

“First Transaction Purchased Units” shall have the meaning specified in Section 2.01(a).

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided, however, that for the K-Sea Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such K-Sea Financial Statements.

“General Partner” has the meaning set forth in the introductory paragraph of this Agreement.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to K-Sea means a Governmental Authority having jurisdiction over K-Sea, its Subsidiaries or any of their respective Properties.

“GP LLC” means K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of the General Partner.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Material” means any pollutant, contaminant, waste or any hazardous, toxic or deleterious material or substance, including any material or substance regulated by or as to which Liability might arise under any applicable Environmental Law including any:  (i) chemical, product, material, substance or waste defined as “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas and crude oil or any components, fractions or derivatives thereof; and (iii) asbestos containing materials, polychlorinated biphenyls, noxious odors, urea formaldehyde foam insulation, or radon gas.

“IDR Interests” shall have the meaning specified in Section 5.09(a).

“Indebtedness” means any of the following:  (a) the principal of and accrued interest or premium (if any) and premiums or penalties that would arise as a result of prepayment of (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, and (iii) any obligations, contingent or otherwise, under banker’s acceptance credit, or similar facilities; (b) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business; (c) any obligations with respect to hedging, swaps or similar arrangements; and (d) any guaranty of any of the foregoing.

“Incentive Distribution Rights” shall have the meaning specified in Section 3.06.

“Indemnified Party” shall have the meaning specified in Section 6.03(b).

“Indemnifying Party” shall have the meaning specified in Section 6.03(b).

“IRS” means the United States Internal Revenue Service.

“Jones Act” means Section 27 of the Merchant Marine Act of 1920, as amended, including any implementing regulations, and related U.S. maritime citizenship laws including section 2 of the Shipping Act, 1916, as amended.

“Knowledge of K-Sea” shall mean the knowledge of the individuals listed on Schedule 1.01(a) after reasonable inquiry.

“K-Sea” has the meaning set forth in the introductory paragraph of this Agreement.

“K-Sea Entities” means, collectively, K-Sea and the K-Sea Subsidiaries.

“K-Sea Entity Operating Agreements” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents, as applicable, of the K-Sea Entities (excluding K-Sea).

“K-Sea Financial Statements” shall have the meaning specified in Section 3.10(a).

“K-Sea IDR Holdings” means K-Sea IDR Holdings LLC, a Delaware limited liability company.

“K-Sea Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, results of operations or affairs of the K-Sea Entities taken as a whole; (b) the ability of the K-Sea Entities, taken as a whole, to carry on their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of K-Sea to consummate the transactions under any Basic Document to which it is a party; provided, however, that a K-Sea Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or is attributable to (v) a general deterioration in the economy or changes in the general state of the industries in which the K-Sea

Entities operate, except to the extent that the K-Sea Entities, taken as a whole, are adversely affected in a materially disproportionate manner as compared to other industry participants, (w) any failure by K-Sea to meet any published analyst estimates or expectations of K-Sea’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by K-Sea to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “K-Sea Material Adverse Effect” may be taken into account), or (x) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis affecting the national economy as a whole, including acts of terrorism, or (y) general legal, tax, economic, political and/or regulatory conditions (or changes therein; excluding any amendments to, or changes in the interpretation of, the Jones Act, as in effect as of the date hereof), except to the extent that the K-Sea Entities, taken as a whole, are adversely affected in a materially disproportionate manner as compared to other industry participants.

“K-Sea Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of K-Sea to be entered into at the First Transaction Closing by the General Partner.

“K-Sea Related Parties” shall have the meaning specified in Section 6.02.

“K-Sea SEC Financial Statements” shall have the meaning specified in Section 3.10(a).

“K-Sea SEC Documents” shall have the meaning specified in Section 3.10(a).

“K-Sea Subsidiaries” means, collectively, the entities listed on Schedule 1.01(b) to this Agreement.

“K-Sea Vessels” means all seagoing vessels used in connection with the Business.

“Law” means any applicable federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule, rule of common law or regulation promulgated by a Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities, commitments, damages, fines, fees, penalties, settlements and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“LTIP” shall have the meaning specified in Section 3.05.

“Material Agreements” shall have the meaning specified in Section 3.25.

“Nigerian Vessel Sale Agreement” means the Vessel Purchase and Sale Agreement, dated July 26, 2010 and in effect as of the date hereof, by and between the Operating Partnership and Pheranzy Gas Limited, a Nigerian registered company, pursuant to which Pheranzy Gas Limited shall purchase, and the Operating Company shall sell, vessels DBL 70 with an official number of 540401, DBL 53 with an official number of 500121, Baltic Sea with an official number of 551908, and Coral Sea with an official number of 550670.

“NYSE” means the New York Stock Exchange.

“Operating Agreements” means, collectively, the K-Sea Entity Operating Agreements, the K-Sea Partnership Agreement and the Certificate of Limited Partnership of K-Sea, each as amended to date.

“Operating Partnership” means K-Sea Operating Partnership L.P., a Delaware limited partnership and wholly-owned subsidiary of K-Sea.

“Option” shall have the meaning specified in Section 5.09(a).

“Option Period” means the period commencing on the First Transaction Closing Date and ending on the first anniversary thereof.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the K-Sea Entities in accordance with such K-Sea Entity’s normal day-to-day customs, practices and procedures, conducted in accordance with past practice.

“Outside Date” shall have the meaning specified in Section 7.01(b).

“Permits” shall have the meaning specified in Section 3.19(b).

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Placement Agent” means UBS, as exclusive placement agent to K-Sea.

“Plans” means any employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, incentive, unit option, unit purchase, restricted unit, phantom unit, or other equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental executive retirement, severance or other benefit plans, programs, policies, agreements or arrangements, and all employment, consulting, termination, severance, retention, change in control, transaction bonus, compensation or other contracts or agreements (x) to which K-Sea or any of its Affiliates is a party or which are sponsored, maintained or contributed to by K-Sea or any of its Affiliates, in each case, for the benefit of any current or former employee, officer, director or independent contractor of any of the K-Sea Entities or (y) under which any of the K-Sea Entities has had or has any present or future liability.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights), including, for the avoidance of doubt the K-Sea Vessels.

“Purchase Price” means the aggregate amount paid by the Purchaser in respect of the First Transaction Purchased Units and the Second Transaction Purchased Units; provided that, (i) prior to the occurrence of the Second Transaction Closing, and (ii) in the event that the Second Transaction Closing does not occur by the Second Transaction Outside Date, “Purchase Price” shall mean the aggregate amount paid by the Purchaser in respect of the First Transaction Purchased Units only; provided further, that (i) after the delivery of a Second Transaction Termination Notice, then “Purchase Price” shall mean the amount paid by the Purchaser in respect of the First Transaction Purchased Units only and (ii) in the event that the closing of the purchase of the Second Transaction Purchased Units occurs after the Second Transaction Outside Date, then “Purchase Price” shall mean the aggregate amount paid by the Purchaser in respect of the First Transaction Purchased Units and the Second Transaction Purchased Units.

“Purchased Units” shall mean the First Transaction Purchased Units and the Second Transaction Purchased Units; provided that, if the Second Transaction Closing has not occurred on or prior to the Second Transaction Outside Date, then “Purchased Units” shall mean the First Transaction Purchased Units only; provided further, that (i) after the delivery of a Second Transaction Termination Notice, then “Purchased Units” shall mean the First Transaction Purchased Units only and (ii) in the event that the closing of the purchase of the Second Transaction Purchased Units occurs after the Second Transaction Outside Date, then “Purchased Units” shall mean the First Transaction Purchased Units and the Second Transaction Purchased Units.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the First Transaction Closing, between K-Sea and the Purchaser.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person and, when used with respect to the Purchaser, also includes the Purchaser’s direct and indirect stockholders, partners, members, subsidiaries, parent companies and other Affiliates.

“Sales Transaction” shall have the meaning specified in Section 5.02(b).

“Second Transaction Closing” shall have the meaning specified in Section 2.02(b).

“Second Transaction Closing Date” shall have the meaning specified in Section 2.02(b).

“Second Transaction Outside Date” shall have the meaning specified in Section 2.01(b).

“Second Transaction Purchase Price” means $5.43 per Series A Preferred Unit acquired at the Second Transaction Closing.

“Second Transaction Purchased Units” shall have the meaning specified in Section 2.01(b).

“Second Transaction Termination Notice” shall have the meaning specified in Section 2.01(b).

“Securities” shall have the meaning specified in Section 5.02(a)(i).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means K-Sea’s Series A Preferred Units.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Significant Event” means the entry by K-Sea into an agreement providing for a sale of all or substantially all of K-Sea’s assets or a merger or other business combination transaction that will result in K-Sea’s then current Unitholders owning less than 50% of the outstanding equity securities of the combined Person following such sale, merger or other business combination transaction.

“Standstill Termination Date” shall have the meaning specified in Section 5.02(a).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“TD Equipment Finance” means TD Equipment Finance, Inc., a Maine corporation.

“TD Equipment Finance Agreements” means, collectively, (i) the Bareboat Charter Agreement, dated June 30, 2009, between TD Equipment Finance and the Operating Partnership in respect of DBL 24, and (ii) the Bareboat Charter Agreement, dated June 30, 2009, between TD Equipment Finance and the Operating Partnership in respect of DBL 77.

“Third Party Claim” shall have the meaning specified in Section 6.03(b).

“Transfer” shall have the meaning specified in Section 5.01(a).

“UBS” means UBS Securities LLC.

Section 1.02          Accounting Procedures and Interpretation.

Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchaser under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.01          Sale and Purchase.

(a)           Pursuant to the terms and subject to the conditions of this Agreement, at the First Transaction Closing (i) K-Sea hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from K-Sea, 15,653,775 Series A Preferred Units (the “First Transaction Purchased Units”), and (ii) as consideration for the issuance and sale of the First Transaction Purchased Units to the Purchaser, the Purchaser hereby agrees to pay K-Sea the First Transaction Purchase Price.

(b)           Pursuant to the terms and subject to the conditions of this Agreement, at the Second Transaction Closing (i) K-Sea hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from K-Sea, 2,762,431 Series A Preferred Units (the “Second Transaction Purchased Units”), and (ii) as consideration for the issuance and sale of the Second Transaction Purchased Units to the Purchaser, the Purchaser hereby agrees to pay K-Sea the Second Transaction Purchase Price; provided that, if the Second Transaction Closing has not occurred by October 31, 2010 (the “Second Transaction Outside Date”), the Purchaser shall have no obligation to purchase, and K-Sea shall have no obligation to issue and sell, the Second

Transaction Purchased Units; provided, however, that if the Second Transaction Closing has not occurred by the Second Transaction Outside Date and the failure to take any action required to fulfill any of a party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the Second Transaction Closing to occur prior to the Second Transaction Outside Date, such party whose action or failure to take an action caused the Second Transaction Closing not to occur by the Second Transaction Outside Date shall continue to have the obligation to close the transactions contemplated by the Second Transaction Closing until such time that such other party provides written notice that it does not intend to complete the transactions contemplated by the Second Transaction Closing (the “Second Transaction Termination Notice”).

Section 2.02          Closings.

(a)           Pursuant to the terms and subject to the conditions of this Agreement, the consummation of the purchase and sale of the First Transaction Purchased Units hereunder (the “First Transaction Closing”) shall take place on (i) the date that is 2 Business Days following the date on which the conditions set forth in Section 2.03 (other than those conditions that by their nature are to be satisfied at the First Transaction Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, but in no event earlier than September 10, 2010; or (ii) at such other time as the parties hereto may mutually agree (the “First Transaction Closing Date”).

(b)           Pursuant to the terms and subject to the conditions of this Agreement, the consummation of the purchase and sale of the Second Transaction Purchased Units hereunder (the “Second Transaction Closing”) shall take place on (i) the date that is 2 Business Days following the date on which the conditions set forth in Section 2.04 (other than those conditions that by their nature are to be satisfied at the Second Transaction Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or (ii) at such other time as the parties hereto may mutually agree (the “Second Transaction Closing Date”).

(c)           The Closings under this Agreement shall take place at the offices of Latham & Watkins LLP, 717 Texas Avenue, 16th Floor, Houston, Texas 77002.  The parties agree that the Closings may occur via delivery of facsimiles or photocopies of this Agreement and cross-receipts; provided that the originals of such documents are sent via overnight delivery to be received by the other party (or designee of such other party) on the first Business Day immediately following the Closings.

Section 2.03          Conditions of the Parties’ Obligations at the First Transaction Closing.

(a)           Mutual Conditions.  The respective obligations of each party to consummate the purchase and issuance and sale of the First Transaction Purchased Units shall be subject to the satisfaction on or prior to the First Transaction Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

(ii)           There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)           Conditions to the Purchaser’s Obligations at the First Transaction Closing.  The obligation of the Purchaser to consummate the purchase of the First Transaction Purchased Units is subject to the satisfaction (or waiver by the Purchaser) on or prior to the First Transaction Closing of the following conditions:

(i)            All of the representations and warranties of K-Sea contained in this Agreement shall be true and correct as of the First Transaction Closing as if made on the First Transaction Closing Date (other than the representations and warranties as of a specified date, which shall be true and correct on and as of such date) without giving effect to any limitation as to materiality or K-Sea Material Adverse Effect set forth therein, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a K-Sea Material Adverse Effect; provided that, the representations and warranties of K-Sea set forth (x) in the first sentence of Section 3.01 (Formation and Qualification; Citizenship), Section 3.02 (Ownership of Subsidiaries), Section 3.04 (Authorization; Enforceability, Valid Issuance), Section 3.05 (No Preemptive Rights, Registration Rights or Options), and Section 3.06 (Capitalization) shall be true and correct in all respects, and (y) in Section 3.11 (No Material Adverse Change) shall be true and correct in all respects (without disregarding the references to materiality or K-Sea Material Adverse Effect therein).

(ii)           Each of the K-Sea Entities shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the First Transaction Closing.

(iii)          The General Partner shall have entered into the K-Sea Partnership Agreement in the form attached hereto as Exhibit A, and the K-Sea Partnership Agreement, as amended, shall be in full force and effect.

(iv)          The Debt Agreements shall be in full force and effect, with only such amendments thereto after the date hereof as are approved by the Purchaser in accordance with Section 5.04(b) hereof, and no defaults shall have occurred and be continuing thereunder.

(v)           Each of the initial Designated Directors shall be nominated and approved as members of the Board of Directors of GP LLC, effective as of the First Transaction Closing, and shall each be a Continuing Director.

(vi)          The transactions contemplated by the Nigerian Vessel Sale Agreement shall have closed and the Operating Partnership or its Affiliates shall have received the entire consideration thereunder.

(vii)         The limited liability company agreement of K-Sea IDR Holdings shall have been amended to include the provisions of Section 5.09(c) hereof and shall be in a form reasonably acceptable to the Purchaser.

(viii)        The Operating Partnership or its Affiliates shall have amended the TD Equipment Finance Agreements on terms reasonably satisfactory to the Purchaser such that the covenants set forth therein, taking into account such amendments, shall be no more restrictive on K-Sea or any of its Affiliates than such covenants as set forth in the Debt Agreements and TD Equipment Finance shall have consented to the amendments to the Debt Agreements entered into as of the date hereof.

(ix)          The delivery by K-Sea of all of the following:

(1)           a certificate or certificates (bearing the legend set forth in Section 4.05(d) of this Agreement) representing the First Transaction Purchased Units and meeting the requirements of the K-Sea Partnership Agreement, registered in such name(s) as the Purchaser has designated (which shall be limited to Purchaser and its Affiliates);

(2)           a certificate of the Secretary or Assistant Secretary of GP LLC, on behalf of K-Sea, certifying as to and attaching: (i) the K-Sea Partnership Agreement, (ii) the resolutions of the Board authorizing the execution and delivery of the Basic Documents and the transactions contemplated thereby, including the issuance of the Purchased Units and (iii) the incumbency of the officers authorized to execute the Basic Documents on behalf of K-Sea;

(3)           copies of (i) the Certificate of Limited Partnership of K-Sea and all amendments thereto, (ii) the Certificate of Limited Partnership of the General Partner and all amendments thereto and (iii) the Certificate of Formation of GP LLC and all amendments thereto, each certified by the Secretary of State (or corresponding state official) of its state of formation and dated as of a recent date;

(4)           certificates from the Secretary of State (or corresponding state official) of the state of formation of each of  K-Sea, the General Partner and GP LLC evidencing that each such entity is in good standing in their respective jurisdiction of incorporation or formation;

(5)           a certificate of the Secretary of State (or corresponding official) of each of the jurisdictions listed on Schedule 1.01(b) hereto, dated as of a recent date, evidencing the qualification and good standing of each of the K-Sea Entities as a foreign limited liability company, foreign limited partnership or foreign corporation, as the case may be;

(6)           a cross-receipt executed by K-Sea and delivered to the Purchaser certifying that it has received the First Transaction Purchase Price as of the Closing;

(7)           the K-Sea Partnership Agreement, which shall have been duly executed by the General Partner;

(8)           the Director Designation Agreement, which shall have been duly executed by K-Sea;

(9)           the Registration Rights Agreement, which shall have been duly executed by K-Sea;

(10)         a certificate, signed by a duly authorized officer of K-Sea and dated the First Transaction Closing Date, to the effect that the conditions set forth in Section 2.03(b)(i) and Section 2.03(b)(ii) have been satisfied or waived; and

(11)         all other documents, instruments and writings required to be delivered by K-Sea at the First Transaction Closing under the Basic Documents.

(c)           Conditions to K-Sea’s Obligations at the First Transaction Closing.  The obligation of K-Sea to issue and sell the First Transaction Purchased Units is subject to the satisfaction (or waiver by the Purchaser) on or prior to the First Transaction Closing of the following conditions:

(i)            All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the First Transaction Closing as if made on the First Transaction Closing Date (other than the representations and warranties as of a specified date, which shall be true and correct on and as of such date) without giving effect to any limitation as to materiality set forth therein, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not or would not reasonably be expected to delay or impair the Purchaser’s ability to effect the First Transaction Closing or perform its obligations under this Agreement; provided that, the representations and warranties of the Purchaser set forth in the first sentence of Section 4.01 (Existence; Citizenship) and Section 4.02 (Authorization; Enforceability) shall be true and correct in all respects.

(ii)           The Purchaser shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the First Transaction Closing.

(iii)          The delivery by the Purchaser of all of the following:

(1)           the First Transaction Purchase Price, in immediately available funds;

(2)           the Registration Rights Agreement which shall have been duly executed by the Purchaser;

(3)           the Director Designation Agreement, which shall have been duly executed by the Purchaser;

(4)           a cross-receipt executed by the Purchaser and delivered to K-Sea certifying that it has received the First Transaction Purchased Units;

(5)           a certificate, signed by a duly authorized officer of the Purchaser and dated the First Transaction Closing Date, to the effect that the conditions set forth in Section 2.03(c)(i) and Section 2.03(c)(ii) have been satisfied or waived; and

(6)           all other documents, instruments and writings required to be delivered by the Purchaser at the First Transaction Closing under the Basic Documents

Section 2.04          Conditions of the Parties’ Obligations at the Second Transaction Closing.

(a)           Mutual Conditions.  The respective obligations of each party to consummate the purchase and issuance and sale of the Second Transaction Purchased Units shall be subject to the satisfaction on or prior to the Second Transaction Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(ii)           There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(iii)          The waiting periods applicable to the consummation of the Second Transaction Closing under the HSR Act shall have expired or been terminated; and

(iv)          The First Transaction Closing shall have occurred in accordance with the terms of this Agreement.

(b)           Conditions to the Purchaser’s Obligations at the Second Transaction Closing.  The obligation of the Purchaser to purchase the Second Transaction Purchased Units is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Second Transaction Closing of all of the conditions set forth in Section 2.03(b) hereof (other than the conditions set forth in Section 2.03(b)(iii), Section 2.03(b)(v) and Sections 2.03(b)(ix)(7)-(9)); provided that, for each such condition, any reference to the First Transaction Closing, the First Transaction Closing Date and the First Transaction Purchased Units shall instead refer to the Second Transaction Closing, the Second Transaction Closing Date and the Second Transaction Purchased Units, respectively.

(c)           Conditions to K-Sea’s Obligations at the Second Transaction Closing.  The obligation of K-Sea to issue and sell the Second Transaction Purchased Units is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Second Transaction Closing of all of the conditions set forth in Section 2.03(c) hereof (other than the conditions set forth in Sections 2.03(c)(iii)(2) and (3)); provided that, for each such condition, any reference to the First Transaction Closing, the First Transaction Closing Date and the First Transaction Purchase Price shall instead refer to the Second Transaction Closing, the Second Transaction Closing Date and the Second Transaction Purchase Price, respectively.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF K-SEA

K-Sea represents and warrants to the Purchaser, on and as of the date of this Agreement and on and as of each of the Closing Dates, as follows:

Section 3.01          Formation and Qualification; Citizenship.

Each of the K-Sea Entities has been duly formed and is validly existing in good standing under the Laws of its jurisdiction of formation, and is duly registered or qualified to do business and is in good standing as a foreign corporation, limited liability company, limited partnership or general partnership, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such registration or qualification, except where the failure so to register or qualify would not individually or in the aggregate, reasonably be expected to have a K-Sea Material Adverse Effect.  Each of the K-Sea Entities has all corporate, limited liability company, limited partnership or general partnership, as the case may be, power and authority necessary to own or lease its Properties currently owned or leased and to conduct its business as currently conducted, in each case in all material respects as described in the K-Sea SEC Documents.  Each of K-Sea and the Operating Partnership is a citizen of the United States within the meaning of 46 U.S.C. Sec. 50501 for the purpose of operating the vessels in the coastwise trade of the United States.

Section 3.02          Ownership of Subsidiaries.

Schedule 1.01(b) hereto sets forth the name of each of the K-Sea Subsidiaries and the jurisdiction of its incorporation or formation, as applicable.  K-Sea, directly or indirectly, owns 100% of the issued and outstanding capital stock, membership interests or partnership interests, as the case may be, of the K-Sea Subsidiaries, free and clear of any Liens, except for Liens created pursuant to the Debt Agreements.  Such capital stock, limited liability company interests or limited partnership interests, as the case may be, have been duly authorized and validly issued and are fully paid (to the extent required under such Subsidiary’s applicable constituent documents) have not been issued in violation of any pre-emptive rights or other similar rights, and are non-assessable (except as such non-assessability may be affected by matters described in: (A) Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, in the case of a Delaware limited liability company, and (B) Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), in the case of a Delaware limited partnership).

Section 3.03                             No Other Subsidiaries.  Other than its ownership interests in the K-Sea Subsidiaries, K-Sea does not own, directly or indirectly, any equity or long-term debt securities of any other Person that, individually or in the aggregate, would be deemed to be a “significant subsidiary” as such term is defined in Rule 405 of the Securities Act.

Section 3.04                             Authorization; Enforceability; Valid Issuance.

(a)                                  K-Sea has all requisite limited partnership power and authority to issue and sell the Purchased Units, in accordance with and upon the terms and conditions set forth in the Basic Documents, and no further consent or authorization is required.

(b)                                 The Basic Documents to which K-Sea is a party are or will be at the time of the Closings duly authorized and validly executed and delivered by K-Sea and, assuming due authorization, execution and delivery by the Purchaser or its Affiliate, as applicable (if either the Purchaser or its Affiliate is a party thereto), will constitute, valid and binding obligations of K-Sea; provided, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) public policy, applicable law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.

(c)                                  The Purchased Units and the limited partner interests represented thereby will be at the time of the applicable Closing duly authorized by K-Sea in accordance with the K-Sea Partnership Agreement and, when issued and delivered against payment therefor in accordance with this Agreement, will be validly issued, fully paid (to the extent required under the K-Sea Partnership Agreement), will not be issued in violation of any pre-emptive rights or other similar rights, and are non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under Partnership  Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the K-Sea Partnership Agreement or the Delaware LP Act.

(d)                                 Upon issuance in accordance with this Agreement and the K-Sea Partnership Agreement, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the K-Sea Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than

(i) restrictions on transfer under the K-Sea Partnership Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the K-Sea Partnership Agreement or the Delaware LP Act.

(e)                                  The K-Sea Entity Operating Agreements have been duly authorized, executed and delivered by the respective K-Sea Entities that are parties thereto, and are valid and legally binding agreements of the respective K-Sea Entities that are parties thereto, enforceable against such parties in accordance with their terms; provided, that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) public policy, applicable law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.

Section 3.05                             No Preemptive Rights, Registration Rights or Options.

There are no preemptive rights or other rights to subscribe for or options or warrants to purchase, nor any restriction upon the voting or transfer of, any equity securities in any of the K-Sea Entities, except (i) as described in the K-Sea SEC Documents, (ii) for phantom units granted pursuant to the K-Sea Transportation Partners L.P. Long-Term Incentive Plan (the “LTIP”) or restricted units issued pursuant to the K-Sea Transportation Partners L.P. Employee Unit Purchase Plan, and (iii) as contemplated by the Basic Documents.  Except as contemplated by the Basic Documents, the issuance and sale of the Purchased Units as contemplated by this Agreement does not give rise to any rights for or relating to the registration of any Common Units or other securities of K-Sea other than as have been waived.

Section 3.06                             Capitalization.

As of the date of this Agreement and as of the First Transaction Closing Date, immediately prior to the issuance and sale of the First Transaction Purchased Units, the issued and outstanding interests of K-Sea consist of 19,127,411 Common Units, the incentive distribution rights (as defined in the K-Sea Partnership Agreement, the “Incentive Distribution Rights”) and 202,447 general partner units, excluding non-vested phantom units under the LTIP.  As of the Second Transaction Closing Date, immediately prior to the issuance and sale of the Second Transaction Purchased Units, the issued and outstanding interests of K-Sea consist of 19,127,411 Common Units, the First Transaction Purchased Units, the Incentive Distribution Rights and 202,447 general partner units, excluding non-vested phantom units under the LTIP.  All outstanding Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the K-Sea Partnership Agreement and are fully paid (to the extent required under the K-Sea Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

Section 3.07                             No Breach.

None of the issuance and sale by K-Sea of the Purchased Units, the execution, delivery and performance of the Basic Documents or the consummation of the transactions contemplated hereby or thereby (i) conflicts or will conflict with or constitutes or will constitute a violation of any of the Operating Agreements, (ii) requires any consent, approval or notice under or results in a breach or violation of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Contract to which any of the K-Sea Entities is a party or by which any of them or any of their respective Properties may be bound (other than conflicts, breaches, violations or defaults that have been waived or cured), (iii) violates or will violate any Law of any Governmental Authority in a proceeding to which any of them or their Property is or was a party or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of any of the K-Sea Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), could reasonably be expected to be material to the K-Sea Entities, taken as a whole.

Section 3.08                             No Approvals.

Except for (i) the approvals required by the Commission in connection with any registration statement filed under the Registration Rights Agreement, (ii) such consents that have been obtained and (iii) such consents, approvals, authorizations or orders that, if not obtained, would not reasonably be expected to be material to the K-Sea Entities, taken as a whole, or the Purchaser, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required in connection with the issuance and sale by K-Sea of the Purchased Units, the execution, delivery and performance of each of the Basic Documents to which it is a party or the consummation by K-Sea of the transactions contemplated by the Basic Documents.

Section 3.09                             No Default.

Except as set forth in Schedule 3.09, none of the K-Sea Entities (i) is in violation of its applicable Operating Agreement, (ii) is in default (and no event has occurred which, with notice or lapse of time or both, would constitute such a default) in the due performance or observance of any term, covenant or condition contained in any Contract to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any Law of any Governmental Authority, which default or violation in the case of clause (ii) or (iii), would reasonably be expected to result in a liability, individually or in the aggregate, to the K-Sea Entities, taken as a whole, in excess of $5,000,000.

Section 3.10                             K-Sea SEC Documents; K-Sea Financial Statements.

(a)                                  K-Sea has filed or furnished with the Commission all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Exchange Act or the Securities Act since July 1, 2009 (all such documents, collectively, the “K-Sea SEC Documents”).  The K-Sea SEC Documents, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished K-Sea SEC Document filed or furnished prior to the date hereof), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made in the case of any prospectus) not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities

Act, as applicable.  All of (i) the audited financial statements and unaudited interim financial statements of K-Sea included in the K-Sea SEC Documents (the “K-Sea SEC Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished K-Sea SEC Document filed or furnished prior to the date hereof) and (ii) the unaudited financial statements of K-Sea for the fiscal year ended June 30, 2010 set forth on Schedule 3.10(a) hereto, and together with the K-Sea SEC Financial Statements, the “K-Sea Financial Statements”), as of the date hereof, (a) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (b) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the financial position and results of operations of the K-Sea Entities  taken as a whole as of the dates and for the periods indicated.  PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to K-Sea and has not resigned or been dismissed as independent registered public accountants of K-Sea as a result of or in connection with any disagreement with K-Sea on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

(b)                                 Except as reflected, reserved against or accrued in the K-Sea Financial Statements and for Liabilities that would not be required to be disclosed on a balance sheet in accordance with GAAP, the K-Sea Entities have no Liabilities other than (i) Liabilities that were incurred since June 30, 2010 in the Ordinary Course and that would not reasonably be expected to have, individually or in the aggregate, a K-Sea Material Adverse Effect and (ii) Liabilities that would not reasonably be expected to be material to the K-Sea Entities, taken as a whole.

Section 3.11                             No Material Adverse Change.

Except as reflected, reserved against or accrued in the K-Sea Financial Statements, since June 30, 2009, or as set forth in or contemplated by the K-Sea SEC Documents (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature), there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, Properties, management, financial condition or results of operations of the K-Sea Entities taken as a whole, (ii) any transaction that is material to the K-Sea Entities taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by any of the K-Sea Entities that is material to the K-Sea Entities taken as a whole, (iv) any change in the capital stock, membership or other equity interests or outstanding Indebtedness of any of the K-Sea Entities that is material to the K-Sea Entities taken as a whole, (v) any dividend or distribution of any kind declared, paid or made on the capital stock of, or in respect of membership or partnership interests in, the K-Sea Entities, except for dividends or distributions made or paid to the K-Sea Entities, (vi) any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance or from any labor dispute or action, investigation or decree by a Governmental Authority sustained by any of the K-Sea Entities, (vii) any material change in K-Sea’s accounting principles, practices or methods, or (viii) any change, event, occurrence, effect, fact, circumstance or condition that is or would reasonably be expected to have, individually or in the aggregate, a K-Sea Material Adverse Effect.

Section 3.12                             Title to Real Property; Leases.

(a)                                  Each of the K-Sea Entities has good and marketable title to all Property described in the K-Sea SEC Documents as owned by such K-Sea Entity, free and clear of all (i) Liens and security interests except Liens or security interests arising under or securing indebtedness incurred under Debt Agreements or, with respect to the K-Sea Vessels, Liens and security interests used to finance the acquisition of the K-Sea Vessels, all of which have been previously disclosed to the Purchaser or (ii) other claims and other encumbrances (other than Liens or security interests) except, in each case, (a) as described, and subject to the limitations contained, in the K-Sea SEC Documents, (b) such as do not materially affect the value of such Property taken as a whole or (c) such as do not materially interfere with the use of such Properties taken as a whole as they have been used in the past and are proposed to be used in the future.

(b)                                 Each of the K-Sea Entities has valid and enforceable leases with respect to any real property and buildings held under lease by such K-Sea Entity with such exceptions as do not materially interfere with the use of the Properties of the K-Sea Entities taken as a whole as they have been used in the past and are proposed to be used in the future.

Section 3.13                             Insurance.

The K-Sea Entities maintain insurance covering their properties, operations, personnel and businesses against such losses and risks and in such amounts as is reasonably adequate for the conduct of their respective businesses and the value of their respective Properties and as is customary for companies engaged in similar businesses in similar industries.  None of the K-Sea Entities has received written notice from any insurer or agent of such insurer that substantial capital improvements (relating to K-Sea and the K-Sea Subsidiaries on a consolidated basis) or other substantial expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and in force on the date hereof.

Section 3.14                             Litigation.

Except as set forth in Schedule 3.14, there are no actions, suits, claims, investigations or proceedings (including any of the foregoing relating to any Environmental Law) pending before any Governmental Authority or, to the Knowledge of K-Sea, threatened against any of the K-Sea Entities before or by any Governmental Authority or any self-regulatory organization or other non-governmental regulatory authority (including the NYSE) that are required to be described in the K-Sea SEC Documents but are not described as required or that would reasonably be expected to result in a liability, individually or in the aggregate, to the K-Sea Entities, taken as a whole, in excess of $5,000,000.

Section 3.15                             Employment Related Matters.

Except as set forth on Schedule 3.15, (1) Neither K-Sea nor any K-Sea Entity is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of K-Sea’s employees, nor is any such contract or agreement presently being negotiated; (2) to the Knowledge of K-Sea, no campaigns are being conducted to solicit cards from any of employees of any K-Sea Entity to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; (3) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of K-Sea, threatened, and no K-Sea Entity has experienced any such labor controversy within the past three years; (4) no unfair labor practice charge or complaint is pending or, to the Knowledge of K-Sea, threatened against any K-Sea Entity; (5) no grievance or arbitration proceeding is pending or, to the Knowledge of K-Sea, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $500,000, or cause any K-Sea Entity to incur expenses or forego operating savings in excess of $500,000; (6) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of any K-Sea Entity’s employees is pending or, to the best knowledge of K-Sea, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $500,000; (7) no K-Sea Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Government Authority relating to employees or employment practices; (8) the K-Sea Entities are in material compliance with all applicable laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988; (9) no K-Sea Entity will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or the termination of any of K-Sea Entity’s employees on or prior to the Closing Dates; and (10) no K-Sea Entity has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has any  K-Sea Entity planned or announced any such action or program for the future.

Section 3.16                             Tax Returns.

(a)                                  Each of the K-Sea Entities has filed all material Tax Returns required to be filed through the date of this Agreement, which returns are correct and complete in all material respects, and all material Taxes due in relation to the K-Sea Entities have been paid in full, other than those (i) that are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP, or (ii) where payment is not yet due and adequate provision has been made in the K-Sea Financial Statements in accordance with GAAP.  There are no material Liens with respect to Taxes upon any of the assets or properties of the K-Sea Entities, other than with respect to Taxes not yet due and payable.

(b)                                 There are no asserted or threatened deficiencies or assessment of Taxes from any taxing authority with respect to or attributable to the K-Sea Entities. There are no ongoing material audits or examinations of any of the Tax Returns relating to or attributable to the K-Sea Entities and no such material audit or examination is threatened in writing. The K-Sea Entities have not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes.

(c)                                  No K-Sea Entity has any material obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.  No closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign law) has been entered into by or with respect to any K-Sea Entity.  No K-Sea Entity has any material liability for Taxes of any other person as a transferee or successor, by contract, or otherwise.

(d)                                 No K-Sea Entity has engaged in a transaction that would be a “listed transaction” by or with respect to any K-Sea Entity pursuant to Treasury Regulation Section 1.6011-4 or any predecessor thereto.

(e)                                  Any K-Sea Entity which is treated as a flow-through entity for U.S. federal income tax purposes has a valid Section 754 election in effect.

Section 3.17                             Employee Benefit Plans.

(a)                                  Except for those Plans set forth on Schedule 3.17, all material Plans of the K-Sea Entities have been disclosed in the K-Sea SEC Documents.

(b)                                 Each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  No action, claim or proceeding is pending or, to the Knowledge of K-Sea, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) that would result in any material liability to any K-Sea Entity and, to the Knowledge of K-Sea, no fact or event exists that would give rise to any such action, claim or proceeding.  No administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the IRS or other Governmental Authority are pending or, to the Knowledge of K-Sea, threatened.

(c)                                  Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of K-Sea, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d)                                 No event has occurred and no condition exists with respect to any Plan that would subject any K-Sea Entity, either directly or by reason of its affiliation with any Person that, together with any of the K-Sea Entities, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.

(e)                                  No Plan is subject to the requirements of Title IV of ERISA.  No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and none of the K-Sea Entities nor any of their ERISA Affiliates has at any time contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.  No Plan provides post-employment welfare (including health, medical or life insurance) benefits and none of the K-

Sea Entities has any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code or any other applicable Law.

(f)                                    No Plan exists that, as a result of the execution and delivery of the Basic Documents, nor the consummation of the transactions contemplated hereby or thereby, will (alone or together with any other event) (i) entitle any current or former employee, director or independent contractor of any of the K-Sea Entities to severance, termination, change in control, retention or any similar compensation, benefits, or property or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee, director or independent contractor of any of the K-Sea Entities.

Section 3.18                             Environmental Compliance.

Except as set forth in Schedule 3.18, the K-Sea Entities (i) are in compliance with, and have not violated, any and all Environmental Laws, and, to the Knowledge of K-Sea, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future, (ii) have received all Environmental Permits required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted, (iii) are in compliance with all, and have not violated any, terms and conditions of any such Environmental Permits and, to the Knowledge of K-Sea, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future, (iv) do not have any Liability in connection with the disposal of Hazardous Material or with the release or threatened release into the environment of any Hazardous Material, and Hazardous Materials are not present at or about any property or facility currently or formerly owned, leased or operated by any of the K-Sea Entities in condition that would reasonably be expected to result in Liability to any K-Sea Entity relating to any Environmental Law, and (v) have not assumed, retained or provided indemnity against any Liability of any other Person relating to any Environmental Law, except where such failure to comply with Environmental Laws, such failure to receive required Environmental Permits, such failure to comply with the terms and conditions of such Environmental Permits, such liability in connection with disposal, releases, or presence of such Hazardous Materials, or such assumption, retention or indemnity would not reasonably be expected to result in a liability, individually or in the aggregate, to the K-Sea Entities, taken as a whole, in excess of $5,000,000.

Section 3.19                             Compliance with Laws; Permits.

(a)                                  Except as set forth in Schedule 3.19(a), each of the K-Sea Entities is in compliance with all Laws applicable to its business, operations or assets, except for such failures to be in compliance as would not reasonably be expected to result in a liability, individually or in the aggregate, to the K-Sea Entities, taken as a whole, in excess of $5,000,000.  None of the K-Sea Entities has received any written notice of or been charged with any violation of any Laws, except where such were such violations (i) would not reasonably be expected to be material to the K-Sea Entities, taken as a whole or (ii) have been disclosed in the K-Sea SEC Documents.

(b)                                 Except as set forth in Schedule 3.19(b), excluding any Environmental Permits, each of the K-Sea Entities has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“Permits”) as are necessary to own its Properties and to conduct its business in the manner it is currently conducted except for such permits which, if not obtained, would not reasonably be expected to result in a liability, individually or in the aggregate, to the K-Sea Entities, taken as a whole, in excess of $5,000,000.  Except as set forth in Schedule 3.19(b) or except as set forth in the K-Sea SEC Documents, each of the K-Sea Entities has fulfilled and performed all its material obligations with respect to such permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the permits from being renewed or reissued or which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not reasonably be expected to result in a liability, individually or in the aggregate, to the K-Sea Entities, taken as a whole, in excess of $5,000,000.  Except as described in the K-Sea SEC Documents, none of such permits contains any restriction that is materially burdensome to the K-Sea Entities considered as a whole.

Section 3.20                             NYSE Listing.

The Common Units are listed on the NYSE, and K-Sea has not received any notice of delisting.  The issuance and sale of the Purchased Units and the issuance of Conversion Units does not contravene NYSE rules and regulations.

Section 3.21                             Investment Company.

None of the K-Sea Entities is now, and after the sale of the Purchased Units to be sold by K-Sea to the Purchaser hereunder will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.22                             MLP Status.

Other than as set forth on Schedule 3.22, none of the K-Sea Entities is treated as a corporation for U.S. federal Tax purposes.  K-Sea has, for each taxable year beginning after December 31, 2003, during which K-Sea was in existence, met the gross income requirements of Section 7704(c)(2) of the Code and for any taxable year beginning on or prior to December 31, 2003, K-Sea was not a “publicly traded partnership” within the meaning of Section 7704 of the Code.  K-Sea expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2010.

Section 3.23                             Certain Fees.

Except for the fees to be paid by K-Sea to UBS, no fees or commissions are or will be payable by K-Sea to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  K-Sea agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by K-Sea or alleged to have been incurred by K-Sea in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.24                             Form S-3 Eligibility.

K-Sea is eligible to register the resale of its Common Units for resale by the Purchaser under Form S-3 promulgated under the Securities Act.

Section 3.25                             Material Agreements.

Each material agreement (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission), including each exhibit to the K-Sea SEC Documents, including amendments to or other modifications of pre-existing material agreements, to which K-Sea is a party (the “Material Agreements”) is in full force and effect and is valid and enforceable against the K-Sea Entity party thereto. Except as set forth in Schedule 3.25, none of the K-Sea Entities is in default (with or without due notice or lapse of time or both) in any material respect under any Material Agreement.

Section 3.26                             Books and Records; Sarbanes-Oxley Compliance.

(a)                                  Each of the K-Sea Entities (i) has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the K-Sea Entities, (ii) has disclosed, based on its most recent evaluation of internal controls, to the K-Sea Entities’ auditors and its audit committee, (x) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the K-Sea Entities, taken as a whole, ability to record, process, summarize, and report financial information, and (y) any fraud known to the K-Sea Entities that involves management or other employees who have a significant role in internal controls, and (iii) has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of any of the K-Sea Entities or their internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that any of the K-Sea Entities has engaged in questionable accounting or auditing practices.

(b)                                 (i) K-Sea has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by K-Sea in the reports it files or submits under the Exchange Act is accumulated and communicated to management of K-Sea, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects in alerting K-Sea in a timely manner to material information required to be disclosed in K-Sea’s reports filed with the Commission.

(c)                                  There is and has been no failure on the part of K-Sea or, to the Knowledge of K-Sea, any of K-Sea’s officers, or any member of the Board, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith.

Section 3.27                             Foreign Corrupt Practices Act.

None of the K-Sea Entities, nor any director, officer, agent or employee acting in his or her capacity as a director, officer, agent or employee of any of the K-Sea Entities, has, directly or indirectly through an intermediary or otherwise, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provision of any applicable antibribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, or (ii) taken any action that would constitute a violation of any applicable antibribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to K-Sea with respect to itself, on and as of the date of this Agreement and as of each of the Closing Dates, as follows:

Section 4.01                             Existence; Citizenship.

The Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.  Purchaser is a citizen of the United States within the meaning of 46 U.S.C. Sec. 50501 for the purpose of operating the vessels in the coastwise trade of the United States.

Section 4.02                             Authorization; Enforceability.

(a)                                  The Purchaser has all necessary legal power and authority to purchase the Purchased Units, in accordance with and upon the terms and conditions set forth in the Basic Documents, and no further consent or authorization of the Purchaser is required.

(b)                                 This Agreement has been, and the Basic Documents to which the Purchaser will be a party at the time of the Closings will be, duly authorized and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by K-Sea, will constitute legal, valid and binding obligations of the Purchaser; provided, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) public policy, applicable law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.

Section 4.03                             No Breach.

The execution, delivery and performance of the Basic Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, (ii) conflict with or result in any violation of the provisions of the organizational documents of the Purchaser, or (iii) violate any statute, order, rule or regulation of any court or Governmental Authority, except in the case of clauses (i) and (iii), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Basic Documents.

Section 4.04                             Certain Fees.

No fees or commissions are or will be payable by the Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  The Purchaser agrees that it will indemnify and hold harmless K-Sea from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by the Basic Documents.

Section 4.05                             Unregistered Securities.

(a)                                  Accredited Investor Status; Sophisticated Purchaser.  The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Conversion Units.  The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.

(b)                                 Information.  The Purchaser and its Representatives have been furnished with materials relating to the business, finances and operations of K-Sea and relating to the offer and sale of the Purchased Units and the Conversion Units that have been requested by the Purchaser.  The Purchaser and its Representatives have been afforded the opportunity to ask questions of K-Sea or its Representatives.  The Purchaser understands and acknowledges that its purchase of the Purchased Units involves a high degree of risk and uncertainty.  The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Purchased Units.

(c)                                  Purchaser Representation.  The Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws.  The Purchaser understands and acknowledges that there is no public trading market for the Purchased Units and that none is expected to develop.  The Purchaser has been advised and understands and acknowledges that none of the Purchased Units and the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).  The Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(d)                                 Legend.  The Purchaser understands and acknowledges that, until such time as the Purchased Units and the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units and the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units and the Conversion Units will bear the following restrictive legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, DATED AS OF SEPTEMBER [•], 2010, AND (ii) THE SECURITIES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 1, 2010, BY AND BETWEEN K-SEA AND THE PURCHASER PARTY THERETO, IN EACH CASE A COPY OF WHICH MAY BE OBTAINED FROM K-SEA AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(e)                                  Reliance Upon the Purchaser’s Representations and Warranties.  The Purchaser understands and acknowledges that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that K-Sea, the Placement Agent and Latham & Watkins LLP, counsel for K-Sea, are relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in (i) concluding that the issuance and sale of the Purchased Units is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of the Purchaser to purchase the Purchased Units.

Section 4.06                             Short Selling.

The Purchaser represents and warrants that it has not entered into any Short Sales of the Common Units owned by it between the time it first began discussions with K-Sea or the Placement Agent about the transactions contemplated by this Agreement and the date hereof.

Section 4.07                             K-Sea Information.

The Purchaser acknowledges and agrees that K-Sea has provided or made available to the Purchaser (through EDGAR, K-Sea’s website or otherwise) all K-Sea SEC Documents, as well as all press releases issued by K-Sea through the date of this Agreement that are included in a filing by K-Sea on Form 8-K or clearly posted on K-Sea’s website.

ARTICLE V

COVENANTS

Section 5.01                             Transfer Restrictions.

(a)                                  Without the prior written consent of the Purchaser, K-Sea shall not, during the period commencing on the First Transaction Closing Date and ending 180 days thereafter, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly; or (ii) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of, (any such transaction described in (i) or (ii) above, a “Transfer”), its Common Units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise.  For the avoidance of doubt, nothing herein shall be deemed to restrict the Purchaser’s ability to request the filing of a registration statement at any time pursuant to Section 2.01 of the Registration Rights Agreement.

(b)                                 Without the prior written consent of K-Sea, the Purchaser shall not, during the period commencing on the First Transaction Closing Date and ending 180 days thereafter, Transfer its Purchased Units; provided, however, that the Purchaser may pledge all or any portion of its Purchased Units to any holders of obligations owed by the Purchaser, including to the trustee for, or representative of, such holders; and provided, further, that the Purchaser may Transfer the Purchased Units to an Affiliate of the Purchaser if such Transfer to an Affiliate would not, when aggregated with all other sales or exchanges of Securities within the prior 12 month period, cause a technical termination under Section 708 of the Code, provided, that (a) any such transferee (1) agrees to be bound by all of the terms and conditions of this Agreement, including this Section 5.01, (2) expressly assumes a proportionate share (based on the number of Series A Preferred Units being Transferred relative to the total number of Purchased Units) of the Purchaser’s obligations in respect of indemnification pursuant to Section 6.02 of this Agreement, and (3) is a citizen of the United States within the meaning of 46 U.S.C. Sec. 50501 for the purpose of operating the vessels in the coastwise trade of the United States, and (b) the Purchaser acknowledges and agrees that it shall remain the primary obligor under this Agreement.

(c)                                  Prior to the second anniversary of the First Transaction Closing, the Purchaser will not, directly or indirectly, Transfer any Series A Preferred Units or Conversion Units to (i) any Competitor of K-Sea or (ii) any other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) that will own more than 20% of the outstanding Common Units on an as converted basis after such Transfer; provided that, nothing in this Section 5.01(c) shall restrict the Purchaser from Transferring any Series A Preferred Units or Conversion Units to any of the Persons referenced in clauses (i) and (ii) of this Section 5.01(c) if such Transfer is pursuant to an underwritten public offering (and not a direct placement of registered units to such Persons).

Section 5.02                             Standstill Obligation.

(a)                                  Prior to the second anniversary of the First Transaction Closing (the “Standstill Termination Date”), without the prior written consent of K-Sea, the Purchaser agrees that it shall not, nor shall it permit any of its Affiliates to, nor shall the Purchaser agree, advise, assist, provide information or provide financing to others, or permit its Affiliates to agree, advise, assist, provide information or provide financing to others, to, individually or collectively, directly or indirectly:

(i)                                       acquire or offer to acquire or agree to acquire from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of more than 1% of the equity securities of K-Sea, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (collectively, the “Securities”) (or otherwise act in concert with respect to any such Securities with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to: (a) the issuance of the Purchased Units (including the issuance of any Conversion Units underlying the Purchased Units and any additional Series A Preferred Units issued in respect of in-kind distributions by K-Sea), (b) a unit split, reverse unit split, reclassification, reorganization or other transaction by K-Sea affecting any class of the outstanding equity securities of K-Sea generally or (c) a dividend of units or other pro rata distribution by K-Sea to holders of its outstanding equity securities; or

(ii)                                    make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a “participant” in, or encourage, support or aid any other Person to become a “participant,” in any “election contest” (as such terms are defined in Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit unitholders of K-Sea for the approval of any unitholder proposals, in each case with respect to K-Sea; or

(iii)                                 form, join, in any way participate in, or encourage the formation of, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of K-Sea; or

(iv)                                deposit any securities of K-Sea into a voting trust, or subject any securities of K-Sea to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect.

The foregoing provisions of this Section 5.02(a) shall not apply (i) to the Purchaser with respect to a Significant Event or (ii) to any person who is a director of K-Sea acting in his capacity as a director of K-Sea in the ordinary course and within K-Sea’s Board process.

(b)                                 If prior to the Standstill Termination Date, K-Sea or its Affiliates conduct a process with one or more potential bidders relating to a sale of all or substantially all of K-Sea’s assets or a merger or other business combination transaction involving K-Sea that would reasonably be expected to result in K-Sea’s then current Unitholders owning less than 50% of the outstanding equity securities of the combined Person following such sale, merger or other business combination transaction (a “Sales Transaction”), then K-Sea agrees that it shall provide the Purchaser with an invitation to bid, using substantially the same invitation to bid sent to other potential bidders in such process, and shall provide to the Purchaser substantially the same information relating to the K-Sea Entities that K-Sea provided in such process to such other potential bidders, subject to a confidentiality agreement acceptable to K-Sea containing confidentiality restrictions no more restrictive in the aggregate than those in the confidentiality agreement entered into by any other potential bidder in connection with such process, and the restrictions set forth in Section 5.02(a) shall not apply to any process or transaction described in this Section 5.02(b) for the limited purpose of allowing the Purchaser to bid, negotiate and, with the approval and recommendation of the Board, complete a Sales Transaction as contemplated by this paragraph.  If K-Sea elects not to pursue a Sales Transaction with the Purchaser following the process described in this Section 5.02(b), then the restrictions in Section 5.02(a) shall continue to apply to the Purchaser.

(c)                                  Notwithstanding anything to the contrary in this Section 5.02, prior to the Standstill Termination Date, at K-Sea’s request, the Purchaser shall be permitted to provide strategic advice to K-Sea from time to time.

Section 5.03                             Further Assurances; NYSE Listing; Citizenship.

From time to time after the date hereof, without further consideration, K-Sea and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the other Basic Documents.  Without limiting the foregoing, K-Sea shall (a) file with the NYSE the proper form or other notification and required supporting documentation, and provide to NYSE any other requested information, related to the Conversion Units and (b) ensure that the issuance of the Purchased Units and the Conversion Units is in compliance with applicable NYSE rules and regulations.  At all times after the Closings while it holds Conversion Units or Common Units, the Purchaser shall remain a citizen of the United States within the meaning of 46 U.S.C. Sec. 50501 for the purpose of operating the vessels in the coastwise trade of the United States.

Section 5.04                             Conduct of Business.

(a)                                  Subject to applicable Law, during the period from the date hereof to the earlier of the Second Transaction Closing or the Second Transaction Outside Date, except as otherwise required by this Agreement, the K-Sea Entities (x) shall conduct the Business in the Ordinary Course, maintain the assets of the Business in good operating condition suitable in all material respects for their intended purposes, and use their commercially reasonable efforts in the Ordinary Course to (A) preserve intact the Business and its associated goodwill, and (B) preserve intact the K-Sea Entities’ relationships with their material customers, material suppliers, material creditors and employees, and (y) except as the Purchaser otherwise consents in writing in advance, shall cause each of the K-Sea Entities not to:

(i)                                     sell, lease, license, transfer, pledge, mortgage, dispose of or encumber any material assets, properties (whether real, personal, tangible or intangible), rights or businesses, other than sales or dispositions of assets in the Ordinary Course of Business;

(ii)                                  enter into any Contract that would be material to the Business, or terminate or materially extend or materially modify any such Material Agreements in each case other than in the Ordinary Course of Business;

(iii)                               declare, set aside or pay any dividend or distribution on any Common Units, Incentive Distribution Rights or any other equity securities of K-Sea;

(iv)                              amend its Operating Agreements;

(v)                                 split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding equity interests, including Common Units and Incentive Distribution Rights;

(vi)                              purchase, redeem or otherwise acquire or dispose directly or indirectly any interests or shares of the capital stock or other equity interests or securities of any of the K-Sea Subsidiaries;

(vii)                           merge or consolidate with any Person or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(viii)                        make a material change in its accounting or Tax principles, methods or policies except as required by applicable regulatory authorities or independent accountants, file any amended Tax Return that could result in a material liability for Taxes to the Purchaser after the Closing, enter into any closing agreement, surrender any right or claim a refund of any Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the K-Sea Entities;

(ix)                                make any new Tax election or change or revoke any existing Tax election, or settle or compromise any Tax liability, in the case of any of the foregoing, which are material to the business, financial condition or the results of operations of the K-Sea Entities;

(x)                                   make any acquisition of any assets or equity of any Person except in the Ordinary Course of Business;

(xi)                                make any loans, advances or capital contributions to or investments in any Person (other than the Companies) in excess of $1 million in the aggregate except in the Ordinary Course of Business;

(xii)                             incur, amend or modify in any material respect the terms of, or refinance, any Indebtedness for borrowed money, guarantee of Indebtedness for borrowed money or debt securities any of the K-Sea Entities;

(xiii)                          waive, release or settle any pending or threatened litigation or other proceedings before a Government Authority (A) that will require the K-Sea Entities to pay an amount in excess of $1 million or (B) entail the incurrence of (1) any obligation or liability of the K-Sea Entities in excess of such amount, including costs or revenue reductions or (2)

obligations that would impose any material restrictions on the business or operations of the K-Sea Entities; and

(xiv)                         authorize or enter into any agreement or commitment with respect to any of the foregoing.

(b)                              From the date hereof until the Second Transaction Outside Date, K-Sea shall not, and shall cause the K-Sea Subsidiaries not to, amend the Debt Agreements without the prior written consent of the Purchaser, not to be unreasonably withheld.

(c)                               K-Sea shall comply with applicable law and the terms of any collective bargaining agreements with respect to the obligations owed by any K-Sea Entities to any labor organizations arising out of the transaction contemplated by this agreement.

Section 5.05                             Use of Proceeds.

K-Sea shall apply all the proceeds of the sale of the Purchased Units, net of fees and expenses related to the negotiation and consummation of this Agreement, to pay unpaid principal and accrued interest outstanding pursuant to the Debt Agreements.

Section 5.06                             Reasonable Best Efforts.

(a)                                  The Purchaser and K-Sea shall, and K-Sea shall cause the K-Sea Entities, (i) to use their reasonable best efforts to consummate the transactions contemplated by this Agreement and to obtain as promptly as practicable all authorizations, consents, orders and approvals of all Government Authorities that either party reasonably determines may be or may become necessary, proper or advisable under this Agreement and applicable Laws to be obtained respectively by them to consummate and make effective such transactions, including, but not limited to, the clearance required under the HSR Act, (ii) subject to such limitations as set forth in this Section 5.06(a), take all actions as may be reasonably requested by any such Government Entity to obtain such authorizations, consents, orders and approvals, and (iii) cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.  Neither the Purchaser nor K-Sea shall, and K-Sea shall cause the K-Sea Subsidiaries not to, take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding in any material respect the receipt or making of any such required authorizations, consents, orders, approvals or filings or the consummation of the transactions contemplated hereby.

(b)                                 Each of Purchaser and K-Sea shall, and K-Sea shall cause the K-Sea Entities to, use its reasonable best efforts to file, as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, with the United States Federal Trade Commission and the United States Department of Justice, the HSR Act notification and report form in respect of the Second Transaction Closing contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act.  Each of Purchaser and K-Sea shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary or advisable under the HSR Act.

(c)           Purchaser and K-Sea shall, and K-Sea shall cause the K-Sea Entities to, keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Authority and shall comply promptly with any such inquiry or request.

(d)           Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall require Purchaser, any of the K-Sea Entities or any of their respective Affiliates to agree to any divestiture or to proffer its willingness to effect any divestiture, or to agree to any other requirements or condition imposed on Purchaser, any of the K-Sea Entities or any of their respective Affiliates or any requirement, condition or request of any Government Authority.  In addition, nothing in this Agreement shall obligate Purchaser or any K-Sea Entity to agree to any remedy not conditioned on the consummation of the Second Transaction Closing.

Section 5.07          Short Sales.

The Purchaser agrees not to enter into any Short Sales of the Common Units owned by the Purchaser from the date hereof until such time as the Shelf Registration Statement (as defined in the Registration Rights Agreement) is declared or deemed effective by the Commission.

Section 5.08          Public Disclosure.

Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of the Commission or the NYSE, neither K-Sea nor the Purchaser shall, and K-Sea and the Purchaser will cause their respective Affiliates and representatives not to, from and after the date hereof, issue any press release in respect of this Agreement or the transactions contemplated hereby or otherwise disclose the identity of, or any other information concerning, the Purchaser or any of its Affiliates without providing K-Sea or the Purchaser, as applicable, a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 5.08 shall delay any required filing or other disclosure with the NYSE or any Governmental Authority or otherwise hinder the K-Sea Entities’, the Purchaser or their respective representatives’ ability to timely comply with all laws or rules and regulations of the NYSE or any Governmental Authority.

Section 5.09          Incentive Distribution Rights Option.

(a)           During the Option Period, the General Partner hereby grants the Purchaser an irrevocable option (the “Option”) to purchase 35% of the outstanding equity interests in K-Sea IDR Holdings (the “IDR Interests”) in exchange for $100,000 in cash (the “Option Consideration”).  The Option shall be exercisable at any time during the Option Period for all, but not less than all, of the IDR Interests by giving written notice to the General Partner (the “Option Exercise Notice”).  Upon receipt of the Option Exercise Notice, the General Partner shall promptly, and in any event within 10 Business Days, transfer the IDR Interests to the Purchaser free and clear of all liens, encumbrances, security interests or other charges, and the

Purchaser shall transfer the Option Consideration to the General Partner concurrently with such transfer.

(b)           The General Partner hereby represents, warrants and covenants that (i) the General Partner is, and at all times during the Option Period will be, the sole record and beneficial owner of the all of the outstanding equity interests in K-Sea IDR Holdings, (ii) K-Sea IDR Holdings is, and at all times during the Option Period will be, the sole record and beneficial owner of the all of the outstanding Incentive Distribution Rights, (iii) K-Sea IDR Holdings holds no other assets or liabilities other than the Incentive Distribution Rights, and shall at all times during the Option Period hold no other assets or liabilities other than the Incentive Distribution Rights, (iv) the Incentive Distribution Rights and the outstanding equity interests of K-Sea IDR Holding are, and at all times will be, free and clear of all liens, encumbrances, security interests or other charges, and (v) as of the date hereof and at all times, there are no preemptive rights or other rights to subscribe for or options or warrants to purchase, nor any restriction upon the voting or transfer of, the Incentive Distribution Rights and any equity interests of K-Sea IDR Holding, except as issued to the Purchaser pursuant to this Section 5.09 or as set forth in the Partnership Agreement.

(c)           Prior to the First Transaction Closing, the General Partner and the Purchaser shall negotiate mutually agreeable amendments to the certificate of formation and limited liability company agreement of K-Sea IDR Holdings, which shall include:

(i)            reasonable and customary antidilution protections and pre-emptive rights;

(ii)           tag-along rights, pursuant to which the Purchaser shall have the right to transfer a pro rata portion of the IDR Interests in any transfer of the equity interests of K-Sea IDR Holdings by any holder of such equity interests for the same per interest consideration as such transferring holder, excluding certain transfers to affiliates of such transferring holder; and

(iii)          drag along rights, pursuant to which the Purchaser may be obligated to transfer all, but not less than all, of the IDR Interests in any transaction involving the transfer of more than 50% of the outstanding equity interests of K-Sea IDR Holdings for the same per interest consideration as such transferring holder, excluding certain transfers to affiliates of such transferring holder.

(d)           Without the prior written consent of GP LLC, the Purchaser shall not, during the period commencing on the First Transaction Closing Date and ending 180 days thereafter, Transfer its IDR Interests; provided, however, that the Purchaser may Transfer the IDR Interests to an Affiliate of the Purchaser, provided, that (a) any such transferee agrees to be bound by all of the terms and conditions of this Section 5.09, and (b) the Purchaser acknowledges and agrees that it shall remain the primary obligor under this Section 5.09.  From the date of the First Transaction Closing and for all times thereafter, the Purchaser shall not Transfer its IDR Interests to any Person that is not a citizen of the United States within the meaning of 46 U.S.C. Sec. 50501 for the purpose of operating the vessels in the coastwise trade of the United States.  Prior to the second anniversary of the First Transaction Closing, the Purchaser will not, directly or indirectly, Transfer its IDR Interests to any Competitor of K-Sea.

ARTICLE VI
INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01          Indemnification by K-Sea.

From and after the First Transaction Closing, K-Sea agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by K-Sea contained herein to be true and correct in all material respects as of the date hereof, as of the First Transaction Closing Date and, if there is a Second Transaction Closing, as of the Second Transaction Closing Date (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been true and correct) or (ii) the breach of any of the covenants of K-Sea contained herein; provided, that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to K-Sea shall constitute the date upon which such claim has been made; provided, further, that the liability of K-Sea shall not be greater in amount than the Purchase Price.

Section 6.02          Indemnification by the Purchaser.

From and after the Closing, the Purchaser agrees to indemnify the K-Sea Entities and their respective Representatives (collectively, “K-Sea Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by the Purchaser contained herein to be true and correct in all material respects as of the date hereof, as of the First Transaction Closing Date and, if there is a Second Transaction Closing, as of the Second Transaction Closing Date or (ii) the breach of any of the covenants of the Purchaser contained herein; provided, that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a K-Sea Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made; provided, further, that the liability of the Purchaser (and its Affiliates, if the Purchaser Transfers a portion or all of the Purchased Units to an Affiliate as permitted by Section 5.01) shall not be greater in amount than the Purchase Price.

Section 6.03          Indemnification Procedure.

(a)           A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification that it may claim in accordance with this Article VI, except as otherwise provided in Sections 6.01 and 6.02.

(b)           Promptly after any K-Sea Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such Third Party Claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle such Third Party Claim, it shall promptly, and in no event later than five (5) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third Party Claim, failed (y) to assume the defense or settlement of such Third Party Claim and employ counsel and (z) notify the Indemnified Party of such assumption, or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

Section 6.04          Other Matters.

All indemnification payments under this Article VI shall be adjustments to the Purchase Price, except as otherwise required by applicable Law.

ARTICLE VII
TERMINATION

Section 7.01          Termination.

This Agreement may be terminated at any time prior to the First Transaction Closing:

(a)           by the mutual written consent of the Purchaser and K-Sea;

(b)           by either the Purchaser or K-Sea, by giving written notice of such termination to the other party, if the First Transaction Closing shall not have occurred on or prior to September 30, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party hereto whose failure to take any action required to fulfill any of such party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the First Transaction Closing to occur prior to such date;

(c)           by either the Purchaser or K-Sea, if any court of competent jurisdiction or a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(d)           By K-Sea, if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (x) would result in the failure of the conditions set forth in Section 2.03(c)(i) or Section 2.03(c)(ii) and (y) cannot be or is not cured prior to the Outside Date; provided, however, that K-Sea is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.03(b)(i) or Section 2.03(b)(ii) not to be satisfied;

(e)           By the Purchaser, if K-Sea shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (x) would result in the failure of the conditions set forth in Section 2.03(b)(i) or Section 2.03(b)(ii) and (y) cannot be or is not cured prior to the Outside Date; provided, however, that the Purchaser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.03(c)(i) or Section 2.03(c)(ii) not to be satisfied.

Section 7.02          Effect of Termination.

In the event of the termination of this Agreement, written notice thereof shall promptly be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by or liability of any party; provided, however, that except as set forth below, nothing herein shall relieve any party from liability for any breach hereof prior to such termination; provided, further, that this Section 7.02 and Article VIII (excluding Section 8.03 but including any related definitional provisions in Article I), shall survive any termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01          Interpretation.

Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section and Schedule to this Agreement, unless otherwise specified.  All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever K-Sea has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of K-Sea unless otherwise specified.  Any reference in this Agreement to $ shall mean U.S. dollars.  Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion, unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.02          Survival of Provisions.

The representations and warranties set forth in Sections 3.01, 3.02, 3.04, 3.06, 3.08, 3.21, 3.23, 4.01, 4.02, 4.04 and 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Sections 3.16 shall survive until sixty (60) days following the expiration of the applicable statute of limitations, the representations and warranties set forth in Sections 3.17 and 3.22 shall survive for a period of two (2) years following the date hereof, regardless of any investigation made by or on behalf of K-Sea or the Purchaser, and the other representations and warranties set forth herein shall survive until the later of (i) a period of twelve (12) months following the date hereof or (ii) 30 days following the date on which the Purchaser is provided the audited financial statements of K-Sea for the fiscal year ended June 30, 2011; regardless of any investigation made by or on behalf of K-Sea or the Purchaser.  The covenants made in this Agreement or any other Basic Document that by their terms apply or are to be performed in whole or in part after the First Transaction Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed; provided that, the covenants and agreements contained in Section 8.04(b) hereof shall survive indefinitely.  All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the First Transaction Closing shall terminate at the First Transaction Closing.

Section 8.03          No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document (except in the case of the K-Sea Partnership Agreement for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by K-Sea from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on K-Sea in any case shall entitle K-Sea to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.04          Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall be binding upon K-Sea, the Purchaser and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)           Assignment of Rights.  The Purchaser’s rights and obligations hereunder (including the right to seek indemnification) may be transferred or assigned in whole or in part by the Purchaser to any Affiliate of the Purchaser without the consent of K-Sea so long as any such assignee is a citizen of the United States within the meaning of 46 U.S.C. Sec. 50501 for the purpose of operating the vessels in the coastwise trade of the United States.  Upon any such permitted transfer or assignment, references in this Agreement to the Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of the Purchaser unless the context otherwise requires.  Without the written consent of K-Sea, which consent shall not be unreasonably withheld, no portion of the rights and obligations of the Purchaser under this Agreement may be assigned or transferred by the Purchaser or such a transferee of Purchased Units to a Person that is not an Affiliate of the Purchaser.  No portion of the rights and obligations of K-Sea under this Agreement may be transferred or assigned without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 8.05          Confidentiality.

(a)           The Purchaser agrees to abide by its obligations under the Confidentiality Agreement.

(b)           The K-Sea Entities and any of their respective Representatives shall disclose any information naming the Purchaser or any of its Affiliates (other than simply naming the Purchaser and its Affiliates as a party to certain of the Basic Documents and describing the transactions contemplated by the Basic Documents) in any filing with the Commission, NYSE or any Governmental Authority or other public disclosure, only after providing the Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.05 shall delay any required filing with the Commission, the NYSE or any Governmental Authority or other public disclosure or otherwise hinder the K-Sea Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the Commission, NYSE or other Governmental Authority.

Section 8.06          Communications.

All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:

(a)           If to the Purchaser:

First Reserve Corporation

One Lafayette Place
Greenwich, CT 06830
Attention: Alan G. Schwartz
Facsimile: (203) 661-6729

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Patrick J. Naughton
Facsimile: (212) 455-2502

(b)           If to K-Sea:

K-Sea Transportation Partners L.P.
One Town Center Boulevard, 17th Floor

East Brunswick, New Jersey 08816
Attention: Timothy J. Casey
Facsimile: (732) 339-6140

with a copy to:

Latham & Watkins LLP
717 Texas Avenue, 16th Floor
Houston, Texas 77002
Attention: Sean T. Wheeler
Facsimile: (713) 546-5401

or to such other address as K-Sea or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iii) when receipt is acknowledged, if sent by facsimile; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.07           Removal of Legend.

(a)           The Purchaser may request K-Sea to remove the legend set forth in Section 4.05(d) from the certificates evidencing the Purchased Units by submitting to K-Sea such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state laws as the case may be, as K-Sea may request; provided, that no opinion of counsel shall be required if the Purchaser is effecting a sale of Purchased Units pursuant to Rule 144 under the Securities Act (and the Purchaser delivers a Rule 144 Representation Letter to K-Sea) or the Conversion Units have been registered under the

Securities Act pursuant to an effective registration statement.  K-Sea shall cooperate with the Purchaser to effect removal of such legend.

(b)           Certificates evidencing Conversion Units shall not contain any legend (including the legend set forth in Section 4.05(d)), (i) while a registration statement covering the resale of such security is effective under the Securities Act and the Purchaser delivers to K-Sea a representation letter agreeing that such Conversion Units will be sold under such effective registration statement, or (ii) following any sale of such Conversion Units pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

Section 8.08           Entire Agreement.

This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by K-Sea or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.09           Governing Law; Submission to Jurisdiction.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.10           Waiver of Jury Trial.

THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY

CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.11           Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

K-SEA TRANSPORTATION PARTNERS L.P.

By:	K-Sea General Partner L.P., its general partner

	By:	K-Sea General Partner GP LLC, its general partner

		By:	/s/ Timothy J. Casey
Timothy J. Casey
Chief Executive Officer and President

KA FIRST RESERVE, LLC

By:	KA Fund Advisors, LLC, its managing member

By:	/s/ James C. Baker
Name: James C. Baker
Title: Senior Managing Director

Signature Page to Purchase Agreement

K-SEA GENERAL PARTNER L.P.

By:	K-Sea General Partner GP LLC, its general partner

	By:	/s/ Timothy J. Casey
Timothy J. Casey
Chief Executive Officer and President

Signature Page to Purchase Agreement